EZCORP To Retire Convertible Notes Using Cash on Hand
Austin, Texas (February 4, 2019) - EZCORP, Inc. (NASDAQ: EZPW) today announced that it will retire at maturity its $195 million aggregate principal amount of 2.125% Cash Convertible Senior Notes Due 2019 (the “2019 Notes”) using cash on hand. The 2019 Notes were issued in 2014 and will mature on June 15, 2019.
Chief Executive Officer Stuart Grimshaw stated, "We have explored a variety of alternatives related to the maturity of the 2019 Notes, including refinancing through an exchange or new issuance. In the end, we have sufficient confidence in our existing cash balances and the ongoing cash generating capabilities of our business that we believe the current best use of our cash for the company and our shareholders is to pay off the 2019 Notes when they mature in June. Of course, we continue to explore accretive acquisition opportunities, both large and small, and may choose to pursue additional debt, equity or equity-linked financings in the future should the need arise.”
The Company’s balance of cash and cash equivalents at December 31, 2018 was $297 million.

ABOUT EZCORP
Formed in 1989, EZCORP has grown into a leading provider of pawn loans in the United States and Latin America. It also sells merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers. We are dedicated to satisfying the short-term cash needs of consumers who are both cash and credit constrained, focusing on an industry-leading customer experience. EZCORP is traded on NASDAQ under the symbol EZPW and is a member of the Russell 2000 Index, S&P SmallCap 600 Index, S&P 1000 Index and Nasdaq Composite Index.

FORWARD LOOKING STATEMENTS
This announcement contains certain forward-looking statements regarding the retirement of the company’s current debt obligations. These statements are based on the company’s current intentions and expectations as to the outcome and timing of future events. All statements, including statements regarding the company's strategy, initiatives and future performance, that address activities or results that the company plans, expects, intends, believes, projects, estimates or anticipates, will, should or may occur in the future are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks, legislative or regulatory developments, market factors or current or future litigation. For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Contact:
Jeff Christensen
Vice President, Investor Relations
Email: jeff_christensen@ezcorp.com
Phone: (512) 437-3545